Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND

RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 18, 2011 (the “Agreement”) is entered into among CIBER, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of August 20, 2009 (as amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested and the Lenders have agreed to amend certain terms of the Credit Agreement subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Reaffirmation.  The Loan Parties acknowledge and confirm that as of the date hereof (a) the Administrative Agent, on behalf of the Lenders, has a valid and enforceable first priority security interest in the Collateral, (b) the Borrower’s obligation to repay the outstanding principal amount of the Loans and reimburse the L/C Issuer for any drawing on a Letter of Credit is unconditional and not subject to any offsets, defenses or counterclaims and (c) the Administrative Agent and the Lenders have performed fully all of their respective obligations under the Credit Agreement and the other Loan Documents.  The Loan Parties also acknowledge and confirm that by entering into this Agreement, the Lenders do not waive or release any term or condition of the Credit Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or applicable Law or any of the obligations of any Loan Party thereunder.

2.             Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)           The following definition of “Third Amendment Effective Date” is hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Third Amendment Effective Date” means February 18, 2011.

(b)           The definition of “Consolidated Adjusted EBITDA” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Consolidated Adjusted EBITDA” means an amount equal to the difference between (a) Consolidated EBITDA for the period consisting of the four consecutive Fiscal Periods ending on such date minus (b) Capital Expenditures (other than those certain Capital Expenditures of up to an aggregate amount of $5,000,000 made in the fiscal year ending December 31, 2011 in connection with the expansion of operations in India) for such period.

(c)           Clause (f) in the definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(f) for the fiscal quarter ending December 31, 2010, up to $10,000,000 of non-recurring charges in the aggregate primarily relating to several accounts receivable balances or unbilled revenue balances where the Borrower’s ability to collect is questionable due to either the customers’ ability to pay or disagreements regarding the work performed, net of any provision previously established, retiree health care benefits, anticipated litigation settlement costs and costs relating to a pledge for a donation;

(d)           The proviso in the definition of “Consolidated Total Debt” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

provided, it being understood that the following does not constitute Debt for purposes of this definition:  (a) Debt under Swap Agreements, (b) surety and performance bonds permitted under Section 7.03(i), (c) any Debt under the IBM Credit Agreement but only to the extent that (i) such Debt is repaid within the earlier of (x) forty-five days of incurrence and (y) the due date therefor, (ii) the equipment purchased that gave rise to the incurrence of such Debt is subject to a valid, binding and enforceable purchase contract requiring a third party purchaser to purchase such equipment within 45 days of such incurrence and (iii) the obligations of the purchaser under such purchase contract are absolute and not contingent on any matter whatsoever (other than cancellation rights of such purchaser in the ordinary course, but only if, under such circumstances, Borrower shall have an absolute and unconditional right to cancel (and shall promptly so cancel) the affected order or return the affected equipment in each case for full credit against the Debt associated therewith) and (d) any letter of credit or bank guarantee in which a Foreign Subsidiary (and not any Loan Party) is the obligor issued to support an obligation of any Foreign Subsidiary in the ordinary course of business; provided that such letter of credit or bank guarantee is secured by cash of such Foreign Subsidiary (and not by any cash of any Loan Party) in an amount equal to 100% of the amount of such letter of credit or bank guarantee.

(e)           The definition of “Consolidated Fixed Charges” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Consolidated Fixed Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated Tax Expenses (calculated without giving effect to any adjustment resulting from the goodwill impairment charge taken in the fiscal quarter ended June 30, 2010 and the up to $10,000,000 non-recurring charge taken in the fiscal quarter ended December 31, 2010) for such period plus (ii) Consolidated Interest Expense for such period plus (iii) Consolidated Scheduled Funded Debt Payments for such period plus (iv) for only those periods ending prior to the Third Amendment Effective Date, the amount of cash Restricted Payments in any such period permitted by Section 7.06(d) as in effect prior to the Third Amendment Effective Date, all as determined in accordance with GAAP.

(f)            Section 6.12(b) of the Credit Agreement is hereby amended to read as follows:

(b)           Consolidated Leverage Ratio.  Maintain, as of the last day of each Fiscal Period set forth below, a Consolidated Leverage Ratio not greater than the corresponding ratio for such day set forth below:

December 31, 2010	2.25:1.00
March 31, 2011	2.50:1.00
June 30, 2011	2.50:1.00
September 30, 2011	2.50:1.00
December 31, 2011	2.25:1.00
March 31, 2012	2.25:1.00
June 30, 2012 and thereafter	2.00:1.00

(g)           Section 6.12(c) of the Credit Agreement is hereby amended to read as follows:

(c)           Consolidated EBITDA.  Maintain Consolidated EBITDA for the twelve-month period ending as of the end of each fiscal quarter of the Borrower of at least (i) $44,000,000 for the twelve month period ending December 31, 2010, (ii) $40,000,000 for each of the twelve month periods ending March 31, 2011 and June 30, 2011 and (iii) from September 30, 2011 and thereafter, $45,000,000.

(h)           Section 7.02(e) of the Credit Agreement is hereby amended to read as follows:

(e)           Borrower or any Subsidiary Guarantor may consummate any Permitted Acquisition and may make good faith deposits in connection with prospective Permitted Acquisitions; provided, however, notwithstanding any term to the contrary contained herein or in any other Loan Document, no cash or Cash Equivalents of the Borrower or any Domestic Subsidiary shall be permitted to be used as consideration for, or as a good faith deposit in connection with, any Permitted Acquisition;

(i)            Section 7.06 of the Credit Agreement if hereby amended to read as follows:

Section 7.06         Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:  (a) each Subsidiary may make Restricted Payments to Borrower and to wholly owned Subsidiary Guarantors (and, in the case of a Restricted Payment by a non wholly owned Subsidiary, to Borrower and any Subsidiary Guarantor and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in (x) common Equity Interests of such Person or (y) preferred equity of Borrower that is not redeemable for cash in connection with a “poison pill” so long as no Change of Control could reasonably be expected to occur as a result of the issuance of any such preferred stock or conversion of any thereof; (c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its (and, solely with respect to Borrower, its Subsidiaries’) common Equity Interests or warrants or options to acquire any such common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests; and (d) the Foreign Subsidiaries (other than Exempt Foreign Subsidiaries) may purchase Equity Interests of its direct Foreign Subsidiaries from third parties that own minority Equity Interests in such direct Foreign Subsidiaries for cash, so long as the aggregate consideration paid for all such purchases by all such Foreign Subsidiaries shall not exceed $5,750,000.00 during the term of this Agreement.

(j)            Section 7.09 of the Credit Agreement is hereby amended to read as follows:

Section 7.09         Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

3.             Conditions Precedent.  This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)           Receipt by the Administrative Agent of counterparts of this Agreement duly executed by the Borrower, the Guarantors, the Required Lenders and Bank of America, N.A., as Administrative Agent; and

(b)           The Administrative Agent shall have received for the account of each Lender executing this Agreement on or before 5 p.m. (EST) on February 18, 2011, a fee of 0.15% on the aggregate amount of such Lender’s outstanding Term Loan and Revolving Credit Commitment.

4.             Miscellaneous.

(a)           The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended hereby.

(b)           Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.

(c)           The Borrowers and the Guarantors hereby represent and warrant as follows:

(i)            Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(ii)           This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii)          No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Agreement.

(d)           The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.  The Loan Parties hereby represent and warrant that the Borrower has not purchased, redeemed or otherwise acquired shares of its Equity Interests or warrants, rights or options to acquire any such Equity Interests for cash after December 31, 2010.

(e)           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(f)            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	CIBER, INC.,
a Delaware corporation

	By:	/s/ Peter H. Cheesbrough
	Name:	Peter H. Cheesbrough
	Title:	Chief Financial Officer and Executive Vice President

GUARANTORS:	CIBER ASSOCIATES, LLC,
a Delaware limited liability company

	By:	/s/ Peter H. Cheesbrough
	Name:	Peter H. Cheesbrough
	Title:	Chief Financial Officer and Executive Vice President

CIBER INTERNATIONAL, INC.,
a Delaware corporation

	By: :	/s/ Peter H. Cheesbrough
	Name:	Peter H. Cheesbrough
	Title:	Chief Financial Officer and Executive Vice President

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Linda Lov
	Name:	Linda Lov
	Title:	AVP

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer

	By:	/s/ David R. Barney
	Name:	David R. Barney
	Title:	Senior Vice President

COMPASS BANK, an Alabama banking corporation
(herein referred to as “BBVA COMPASS”),
as a Lender

	By:	/s/ Joseph W. Nimmons
	Name:	Joseph W. Nimmons
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Jeff Benedix
	Name:	Jeff Benedix
	Title:	Assistant Vice President

KEY BANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ David A. Wild
	Name:	David A. Wild
	Title:	Vice President

UNION BANK, N.A.,
as a Lender

	By:	/s/ Michael Ball
	Name:	Michael Ball
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

IBM CREDIT LLC,
as a Lender

By:	/s/ Steven A. Flanagan
Name:	Steven A. Flanagan
Title:	Global Credit Officer